Registration No. 33-84894
                                                                Rule 424(b)(3)


           SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED APRIL 30, 1996

                     MLCC MORTGAGE INVESTORS, INC., Seller
           ML Revolving Home Equity Loan Asset Backed Certificates,
                     Series 1996-1, Investor Certificates

                       MERRILL LYNCH CREDIT CORPORATION
                                   Servicer


         On May 2, 1996, the ML Revolving Home Equity Loan Trust 1996-1 (the "Trust") issued the ML Revolving Home Equity Loan Asset Backed Certificates, Series 1996-1 (the "Certificates") in an original aggregate principal amount of approximately $284,711,000. Each Certificate represented an undivided interest in the Trust created pursuant to a Pooling and Servicing Agreement dated as of April 1, 1996 by and among MLCC Mortgage Investors, Inc., as seller, Merrill Lynch Credit Corporation, as servicer, and Bankers Trust Company of California, N.A., as trustee. This Supplement to the above-referenced Prospectus Supplement (the "Prospectus Supplement") supplements and updates certain of the information set forth in the Prospectus Supplement. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

         The first two tables set forth after the first paragraph under the heading "MLCC and its Equity Access Program--Delinquency and Loan Loss Experience" on page S-32 of the Prospectus Supplement are hereby updated, in their entirety, as follows:

                                       Mortgage Loan Delinquency Experience
                                                  (Dollars in Thousands)

                                                               As of December 31,
                                ----------------------------------------------------------------------------------
                                   1994          1995         1996          1997          1998           1999
                                ------------  -----------  ------------  -----------  -------------- -------------
Number of revolving credit
  line loans serviced........        15,598       25,056        28,368       31,395          30,571        31,517
Aggregate loan balance of
  revolving credit line
  loans serviced.............    $1,079,693   $1,293,483    $1,353,800   $1,387,217      $1,191,938    $1,202,594
Loan balance of revolving
  credit line loans 2 months
  delinquent.................       $ 5,358      $ 8,447       $ 8,292      $ 5,450        $  6,634      $  6,427
Loan balance of revolving
  credit line loans 3 months
  or more delinquent.........      $ 22,989     $ 33,763      $ 39,508     $ 44,104        $ 31,348      $ 22,863
Total of 2 months or more
  delinquent as a percentage
  of aggregate loan balance
  of revolving credit line
  loans......................          2.63%        3.26%         3.53%        3.57%           3.19%         2.44%

                                               Mortgage Loan Loss Experience
                                                  (Dollars in Thousands)

                                                               As of December 31,
                                ----------------------------------------------------------------------------------
                                   1994          1995         1996          1997          1998           1999
                                ------------  -----------  ------------  -----------  -------------  -------------
Number of revolving credit
  line loans serviced........        15,598       25,056        28,368       31,395         30,571         31,517
Aggregate loan balance of
  revolving credit line
  loans serviced.............    $1,079,693   $1,293,483    $1,353,800   $1,387,217    $ 1,191,938    $ 1,202,594
For the Period:
  Gross Charge-offs
    dollars..................       $ 1,118      $ 3,700       $ 1,860      $ 4,269       $  2,756       $  4,445
  Percentage(1)..............         0.10%        0.29%         0.14%        0.31%          0.23%          0.37%

-------------
(1) As a percentage of aggregate balance of revolving credit line loans serviced.

         Additionally, the information contained in the table entitled "Trust Balances" under the heading "The Mortgage Loan Pool--The Mortgage Loans" on page S-26 of the Prospectus Supplement is hereby updated to indicate, as of December 31, 1999, the Loan Balances of the Mortgage Loans:

                         Trust Balances of Mortgage Loans as of December 31, 1999

                                        Number of Mortgage                                  % of Mortgage Loans by
       Range of Trust Balances                Loans                  Trust Balance               Trust Balance
0                                                   1,179                  $              0          0.00%
4,999.99 Or lower                                     233                        380,848.85          0.28%
5,000-9,999.99                                        154                      1,156,317.94          0.84%
10,000-14,999.99                                      137                      1,695,415.57          1.23%
15,000-19,999.99                                      170                      3,002,905.12          2.19%
20,000-24,999.99                                      176                      3,961,266.24          2.89%
25,000-29,999.99                                      120                      3,314,520.95          2.41%
30,000-34,999.99                                      104                      3,375,024.83          2.46%
35,000-39,999.99                                      104                      3,905,309.38          2.84%
40,000-44,999.99                                       93                      3,936,550.93          2.87%
45,000-49,999.99                                      103                      4,930,432.60          3.59%
50,000-54,999.99                                       65                      3,384,932.62          2.47%
55,000-59,999.99                                       57                      3,275,748.40          2.39%
60,000-64,999.99                                       53                      3,302,680.74          2.41%
65,000-69,999.99                                       50                      3,370,258.19          2.46%
70,000-74,999.99                                       43                      3,112,165.36          2.27%
75,000-99,999.99                                      175                     15,457,916.24         11.26%
100,000-149,999.99                                    141                     17,300,100.50         12.60%
150,000-199,999.99                                     79                     13,601,281.21          9.91%
200,000-249,999.99                                     28                      6,372,037.98          4.64%
250,000-299,999.99                                     20                      5,418,579.70          3.95%
300,000-349,999.99                                     13                      4,254,110.02          3.10%
350,000-399,999.99                                      7                      2,602,490.55          1.90%
400,000-449,999.99                                      3                      1,270,381.11          0.93%
450,000-499,999.99                                      6                      2,933,890.85          2.14%
500,000-549,999.99                                      3                      1,579,273.19          1.15%
550,000-599,999.99                                      3                      1,726,998.00          1.26%
600,000-649,999.99                                      4                      2,460,430.39          1.79%
650,000-699,999.99                                      1                        699,925.00          0.51%
750,000-799,999.99                                      3                      2,342,668.16          1.71%
800,000-899,999.99                                      2                      1,718,851.11          1.25%
900,000-999,999.99                                      1                        950,000.00          0.69%
1,000,000-1,099,999.99                                  2                      2,092,590.40          1.52%
1,100,000-1,199,999.99                                  1                      1,150,000.00          0.84%
1,300,000-1,399,999.99                                  1                      1,300,000.00          0.95%
2,400,000-2,499,999.99                                  1                      2,445,490.43          1.78%
3,000,000 Or Greater                                    1                      3,500,000.00          2.55%
                                              ------------             --------------------      ----------
TOTALS                                              3,336                  $ 137,281,392.56        100.00%
                                              ============             ====================      ==========

                             --------------------

                The date of this Supplement is March 31, 2000.